Exhibit 10.31

AMENDED AND RESTATED

CHANGE OF CONTROL AGREEMENT

THIS AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT by and between RF MONOLITHICS, INC., a Delaware corporation (the “Company”), and                                          (the “Executive”), executed this      day of             , 20    , but effective as of the date of the Original Agreement (defined hereafter).

WHEREAS, the Company and Executive entered into that certain Change of Control Agreement, dated                  , 20     (the “Original Agreement”), and the parties hereto desire to amend and restate the Original Agreement in its entirety;

WHEREAS, the Board of Directors believe it imperative and in the best interests of the Company and its stockholders to protect the Company’s valuable trade secrets, confidential information and other proprietary information;

WHEREAS, as such, it is necessary to reaffirm Executive’s covenants in the Original Agreement not to compete with the Company and to further obtain Executive’s agreement not to solicit Customers of the Company;

WHEREAS, in exchange for such promises by Executive, the Company will provide Executive with confidential and proprietary information of the Company, specialized training, Customer good will, and other good and valuable consideration.

NOW, THEREFORE, in consideration of the above premises and mutual agreements herein set forth, the Company and the Executive agree as follows:

1. DEFINITIONS

a. “Cause” shall mean (i) breach of fiduciary duty to the Company or its stockholders; (ii) gross negligence or willful misconduct which results in material harm to the Company; (iii) actions or inactions resulting in material harm to the Company; (iv) conviction or plea of nolo contendere or guilty for a felony or other crime involving fraud, theft, embezzlement, dishonesty, or moral turpitude; (v) misappropriation of a material business opportunity of the Company; (vi) breach of a Company rule, policy or practice which results in material harm to the Company; (vii) failure to perform the tasks, duties or responsibilities assigned from time to time, as determined in the sole discretion of the Company; (viii) acceptance of a bribe, or material benefit from a Customer or vendor without the prior written consent of the Company; (ix) any act of personal dishonesty taken in connection with the Executive’s responsibilities as an employee of the Company; (x) inability to perform job duties due to current alcohol or illegal drug use; or (xi) failure to comply with a lawful directive of the Company’s Board of Directors; provided, that Cause shall not mean bad judgment or negligence other than habitual neglect of duties, responsibilities or tasks.

b. “Change of Control” shall mean:

i. Any acquisition, merger or reorganization by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), in which the stockholders of the Company immediately before the acquisition, merger or reorganization have less than 65% of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of the Board of Directors of the Company (the “Outstanding Voting Securities”);

ii. In connection with or anticipation of any acquisition, merger or reorganization in which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A of the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

iii. The equity holders of the Company approve a plan of complete liquidation of the Company or the consummation of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets to a third party that is not affiliated with the Company and such plan or agreement becomes effective.

c. “Change of Control” shall not mean (i) any acquisition, merger, or reorganization in which the stockholders of the Company immediately before the acquisition, merger, or reorganization have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 65% or more of either (A) the Outstanding Common Stock, (B) the Outstanding Voting Securities, (C) the then Outstanding Common Stock of the surviving entity in the acquisition, merger, or reorganization, or (D) the combined voting power of the then Outstanding Voting Securities of the surviving entity in the acquisition, merger, or reorganization or (ii) any acquisition, merger or reorganization by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company.

d. “Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to a particular section of the Code includes any successor provision to that particular Code section.

e. “Confidential Information” shall mean all technical and business information of the Company, whether patentable or not, which is of a confidential, trade secret, and/or proprietary character, which is either developed or discovered by Executive (alone or along with others) or disclosed or made available to Executive during his employment. It shall also include, without limitation, confidential evaluations of technical or business information in the public domain and information as to whether the Company uses or does not use any item in the public domain, particularly (but not exclusive of) such information as the Company may treat or consider “Confidential” or “Proprietary.” Confidential Information shall include, without limitation, (i) identities of Customers and vendors, whether current, former or prospective, (ii) Customer lists, (iii) marketing materials and sales plans, (iv) business plans and strategic models, (v) terms of existing Customer and/or vendor contracts, (vi) business methods, operations, procedures or other technical know-how, (vii) private financial data, (viii) research activities, data resources and compilations, (ix) reference manuals and training aides, (x) proprietary software code and (xi) other confidential or proprietary information or secret aspects of the Company’s business. Confidential Information shall not include any knowledge or information that (i) is now or subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than by Executive’s breach of this Agreement, (ii) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Company, or (iii) is disclosed pursuant to the requirement or request of a governmental agency or court of competent jurisdiction to the extent such disclosure is required by law, so long as Executive has provided the Company with sufficient notice prior to such disclosure in order that the Company may seek a protective order, if necessary.

f. “Customer” shall mean any person or entity which at the time of Executive’s Termination shall be an existing client or customer of the Company, or a prospective client or customer of the Company, and as to whom Executive obtained any Confidential Information (either concerning the Customer or an aspect of the Company’s business relevant to that Customer) while employed by the Company.

g. “Good Reason” shall mean a Separation from Service upon Executive’s own initiative that satisfies the requirements of (i), (ii) and (iii) below.

(i) A Separation from Service shall be for Good Reason only if Executive resigns after a material reduction in Executive’s base compensation; after a material diminution of Executive’s authority, duties or responsibilities; after a material change in the geographic location at which Executive must perform Executive’s duties or after a material breach by the Company of the agreement, if any, under which Executive provides services to the Company. For purposes of this Agreement, Executive’s authority, duties or responsibilities shall not be deemed to be diminished solely because the Company no longer has publicly traded securities.

(ii) A Separation from Service shall be for Good Reason only if Executive provides written notice to the Company of the existence of a condition described in paragraph (i) above (which notice shall set forth the facts that Executive asserts constitute such condition) within thirty (30) days of the initial existence of the condition and the Company fails to remedy or cure the condition within thirty (30) days after receipt of Executive’s written notice.

(iii) A Separation from Service shall be for Good Reason only if the Separation from Service occurs within thirty (30) days after the end of the remedial or cure period described in paragraph (ii).

h. “Restricted Business” shall mean those businesses or enterprises which are (i) directly in competition with the Company, or are regarded by the Company as its then-current primary competitors and (ii) engaged in the business of designing, developing, manufacturing, distributing, marketing, leasing or selling (x) wireless networks which incorporate any low-power radio frequency integrated circuits, standard or custom radio modules, packaged radio or network gateway products or (y) low-power components, frequency control modules or filters.

i. “Restricted Position” shall mean any position or arrangement that involves similar duties, functions and responsibilities to the position(s) Executive held at the Company during the last twelve (12) months of Executive’s employment with the Company.

j “Restricted Territory” shall mean the counties, cities, states, and territories of the United States of America and Canada (i) where the Company conducts business or (ii) where the Confidential Information that Executive has learned as a result of his agreements herein would be of value in competing with the Company.

k. “Separation from Service” shall mean a termination of employment with the Company and its affiliates, determined in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b). In accordance with, and subject to, the requirements of Treasury Regulation Section 1.409A-1(b), Executive will experience a Separation from Service when the facts and circumstances indicate that Executive and the Company or an affiliate reasonably anticipate that either (i) no further services will be performed by Executive for the Company or an affiliate after such date (whether as an employee or independent contractor) or (ii) the bona fide services to be performed by Executive (whether as an employee or independent contractor) after such date would permanently decrease to no more than twenty percent of the average level of such services Executive provided over the thirty-six month period immediately preceding such date. If Executive provides services to the Company or an affiliate both as an employee and as a director of the Company or an affiliate, the services that Executive provides as a director shall not be taken into account in determining whether Executive experienced a Separation from Service to the extent provided in Treasury Regulation Section 1.409A-1(h).

l. “Specified Employee” shall have the meaning set forth in Treasury Regulation Section 1.409A-1(i). Whether Executive is a Specified Employee shall be determined using December 31 as the “specified employee identification date” under Treasury Regulation Section 1.409A-1(i) and a “specified employee effective date” of the April 1 following the applicable “specified employee identification date.”

m. “Voluntary Resignation” shall mean any Separation from Service upon Executive’s own initiative, including without limitation Executive’s retirement, other than for Good Reason.

2. CHANGE OF CONTROL

If, following a Change of Control and before the second anniversary of a Change of Control, Executive has a Separation from Service for any reason other than (i) death, (ii) Cause, (iii) illness, accident, or other physical or mental incapacity which prevents Executive from performing his or her duties for more than one hundred and eighty (180) days during any twelve (12) month period, or (iv) Voluntary Resignation that is not for Good Reason (“Termination”), Executive shall be entitled to receive, subject to applicable Federal, state and/or local taxes and other amounts required by governmental authorities to be withheld or deducted, the payment by the Company of the benefits described in (A) and (B) below:

(A) An amount equal to the product of (1) the sum of the annualized amount of Executive’s highest monthly base salary during the term of this Agreement plus the higher of Executive’s largest annual cash bonus during the term of this Agreement or the immediately preceding three fiscal years, times (2) the number of years (including any fractional portion thereof in twelfths) between the date of Executive’s Termination and the second anniversary of the Change in Control reduced (but not below zero) by (3) any amount payable to Executive under the Company’s Severance Program for Eligible Employees or any other severance plan of the Company in which Executive participates (collectively, any “Severance Plan”).

(i) If Executive is not a Specified Employee on the date of Separation from Service, the amount payable under this paragraph (A) will be paid in biweekly installments. Each biweekly installment will be approximately equal to Executive’s base salary as in effect on the date of Separation from Service or, if greater, the date of the Change of Control, calculated on a biweekly basis. The first biweekly installment shall be paid as soon as administratively practicable after the date of Executive’s Separation from Service provided that Executive complies with Section 10 below.

(ii) If Executive is a Specified Employee on the date of Separation from Service, the amount payable under this paragraph (A) will be paid in biweekly installments. Subject to the limitation described in the following sentence, the first biweekly installment shall be paid as soon as administratively practicable after the date of Executive’s Separation from Service provided that Executive complies with Section 10 below. Each biweekly installment will be approximately equal to Executive’s base salary, calculated on a biweekly basis; provided, however, that each biweekly installment shall be reduced proportionately, if necessary, to assure that the payments under this paragraph (A) and the payments made to Executive under any Severance Plan before the date that is six months after Executive’s Separation from Service do not exceed the lesser of (x) Executive’s annualized compensation from the Company or an affiliate for the calendar year preceding the calendar year that includes the date of Executive’s Separation from Service and (y) two times the compensation limit under Code section 401(a)(17) as in effect for the calendar year that includes the date of Executive’s Separation from Service. The preceding sentence shall be applied by first reducing payments under this paragraph (A) and thereafter, if necessary, by reducing payments under any Severance Plan. If the payments described in the first sentence of this clause (ii) are reduced, the total amount of such reductions shall be accumulated and paid (without interest) together with the first biweekly installment that is payable at least six months after the date of Executive’s Separation from Service. Thereafter each biweekly installment shall be the amount described in the first sentence of this clause (ii).

Each payment under this paragraph (A) will be reduced by applicable income and employment tax withholdings.

(B) An amount equal to twelve (12) months’ cost to the Company of Executive’s employee welfare benefits (on the date of Separation from Service or, if greater, the date of the Change of Control), including health insurance (including dental and vision care), disability insurance and life insurance, if any.

(i) If Executive is not a Specified Employee on the date of Separation from Service, the amount payable under this paragraph (B) will be paid in a single cash payment no later than fifteen (15) business days after Termination provided that Executive complies with Section 10 below.

(ii) If Executive is a Specified Employee on the date of Separation from Service, the amount payable under this paragraph (B) will be paid in a single cash payment no later than fifteen (15) business days after Termination provided that Executive complies with Section 10 below; and provided, however, that the amount payable on such date shall be reduced, if necessary, to assure that the payments under paragraph (A) and the payments under any Severance Plan before the date that is six months after Executive’s Separation from Service do not exceed the lesser of (x) Executive’s annualized compensation from the Company or an affiliate for the calendar year preceding the calendar year that includes the date of Executive’s Separation from Service and (y) two times the compensation limit under Code section 401(a)(17) as in effect for the calendar year that includes the date of Executive’s Separation from Service. The preceding sentence shall be applied by first reducing payments under this paragraph (B), then by reducing payments under paragraph (A) and thereafter, if necessary, reducing payments under any Severance Plan. If the payment described in this paragraph (B) is reduced, the total amount of such reduction shall be paid (without interest) on the date that is six months after the date of Executive’s Separation from Service.

Each payment under this paragraph (B) shall be reduced by applicable income and employment tax withholdings.

3. GROSS-UP PAYMENT

a. In the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive in accordance with Section 2 above, together with payments or benefits due under other plans, agreements, or arrangements

(“Payments”) would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive shall be entitled to receive an additional payment (a “Gross-up Payment”) in an amount such that, after payment by the Executive of the excise tax imposed by Section 4999 of the Code and the federal, state, and local income and employment taxes on the Gross-up Payment, the Executive retains an amount of the Gross-up Payment equal to the excise tax imposed upon the Payments.

b. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-up Payment. Such notification shall be given no later than fifteen (15) business days after the receipt by the Executive of such a claim by the Internal Revenue Service.

4. EQUITY-BASED AWARDS

Pursuant to the Company’s equity-based incentive plans, including without limitation, the 1994 Non-Employee Directors’ Stock Option Plan, the 1997 Equity Incentive Plan, the 1999 Equity Incentive Plan, the 2006 Equity Incentive Plan and any other similar equity-based plan heretofore or hereafter adopted by the Company (collectively, the “Plans”) and in the event of Executive’s Termination, the Board of Directors or a duly authorized committee thereof shall accelerate vesting of all unvested options, restricted stock awards and other equity-based awards previously granted to Executive pursuant to the Plans, such that all such options and awards shall become fully and immediately exercisable or fully owned, as the case may be, upon the date of such Termination.

5. LEGAL EXPENSES

The Company shall pay all reasonable legal fees and expenses which the Executive may incur as a result of the Company’s initiating a claim to contest the validity, enforceability or the Executive’s good faith interpretation of, or good faith determinations under, this Agreement; provided, however, that the Company will not pay any legal fees and expenses incurred by the Executive in contesting the termination of the Executive’s employment for Cause if, as a result of such contest, it is determined by an arbitrator, mediator, or a court of competent jurisdiction, that the Executive was, in fact, terminated for Cause.

6. CONFIDENTIAL INFORMATION; RETURN OF DOCUMENTS

a. During Executive’s employment with the Company, the Company has provided and shall continue to provide to Executive, from time to time, Confidential Information. Executive acknowledges that the Confidential Information of the Company constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company.

b. In exchange for the Company’s agreement to continue to provide Executive with Confidential Information, Executive agrees that upon the cessation of the Executive’s employment with the Company for any reason, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law, communicate or divulge to anyone or use for the Executive’s own account any Confidential Information relating to the Company except when required to do so by a court of competent jurisdiction, a governmental agency, or a legislative body.

c. Upon the cessation of the Executive’s employment with the Company for any reason, the Executive, or his heirs or successors, will forthwith deliver and assign to the Company all documents, records, notebooks and repositories of any Confidential Information concerning the Company.

7. NON-COMPETITION

a. Executive and the Company acknowledge the reciprocal exchange of sufficient and valid consideration pursuant to ancillary agreements to and in this Agreement to validate the covenants contained in this Section 7, including, but not limited to, Executive’s ongoing duties and benefits as an Executive, which will involve the receipt and use of Confidential Information of the Company.

b. In exchange for the Company’s promise to continue to provide Executive with Confidential Information and the severance pay and other consideration to be provided to Executive herein, in the event of the cessation of Executive’s employment with the Company due to a Termination, Executive agrees that during the period of time between Termination and the second anniversary of a Change of Control (for which he is being compensated for his Termination), Executive shall not, directly or indirectly, own, manage, operate, join, control, finance, or participate in the ownership, management, operation, control or financing of, or be connected as a partner, principal, agent, employee, representative, consultant or otherwise use or permit his name to be used in connection with any business or enterprise engaged directly or indirectly in a Restricted Business in a Restricted Territory while in a Restricted Position; provided, that nothing shall prevent Executive from owning any outstanding shares of any corporation actively traded on a recognized securities exchange or The Nasdaq Stock Market so long as such ownership does not constitute “control” of such corporation pursuant to Rule 405 of the Securities Act of 1933, as amended (whether or not combined with any indicia of “control”).

c. The restrictions of this section are not intended to preclude Executive from working for a competitor of the Company; however, these restrictions are intended to disallow Executive’s employment with a competitor of the Company in a position in which the Confidential Information Executive has learned regarding the Company would give Executive, or the Company’s competitor, a competitive advantage as to the Company.

d. If the scope of any restriction contained in this noncompetition agreement is found by a court of competent jurisdiction to be too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and Executive agrees and consents that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

8. NON-SOLICITATION OF CUSTOMERS

In exchange for the Company’s promise to continue to provide Executive with Confidential Information and the severance pay and other consideration to be provided to Executive herein, in the event of the cessation of Executive’s employment with the Company due to a Termination, Executive agrees that, during the period of time between Termination and the second anniversary of the Change of Control (for which he is being compensated for his Termination), Executive will not solicit for himself or for the benefit of any other person or entity any Customer (whether such Customer was originated by Executive or the Company) of the Company for the purpose of selling products and/or services that are substantially similar to the products and/or services offered by the Company at the time of such solicitation.

9. ACKNOWLEDGEMENTS OF EXECUTIVE; INJUNCTIVE RELIEF

Executive hereby acknowledges that the provisions of Sections 6, 7 and 8 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of such sections by Executive shall cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor. Therefore, in the event that Executive violates any provision of Sections 6, 7 and 8, the Company shall be entitled to an injunction without the necessity of proof of actual damages, in addition to all the other remedies it may have, restraining Executive from violating or continuing to violate such provision; provided, however, nothing herein shall prevent the Company from bringing an action at law and recovering actual damages to the extent the same are provable, as all remedies herein granted shall be independent causes of action. For purposes of Sections 6, 7 and 8, the term “Company” shall include RF Monolithics, Inc. and any purchaser or acquirer of such company’s business that results in a Change of Control, and any present or future affiliates and all such companies shall be entitled to enforce all of the agreements and covenants contained in this noncompetition agreement for their respective benefit.

10. CONFIDENTIAL AGREEMENT AND RELEASE; ACKNOWLEDGEMENTS

a. The Company shall not be obligated to provide the consideration set forth in Sections 2, 3, 4, or 5 above unless (i) Executive signs, delivers, and does not revoke a Confidential Agreement and Release of Claims in a form provided by the Company; (ii) Executive is in strict compliance with Sections 6, 7 and 8 of this Agreement; and (iii) Executive is in strict compliance with the Protection of Confidential Information, Restriction on Competitive Activity, Non-Solicitation of Employees, Ideas, Inventions, and Discoveries and Notification of New Employer provisions of the Agreement Executive signed on [insert date] (“Proprietary Agreement”).

b. The Proprietary Agreement (i) shall not be superseded by this Agreement and (ii) shall remain in full force and effect. Executive acknowledges and agrees that Executive has received Confidential Information from the Company, that he will continue to receive Confidential Information from the Company, that he is bound not to use the Company’s Confidential Information particularly in competition with the Company, that his agreements in the Proprietary Agreement were a material inducement to the Company providing Confidential Information to Executive, and that the provisions in the Proprietary Agreement are in effect and enforceable.

11. EXPIRATION OF AGREEMENT

a. This Agreement shall terminate, except for any unpaid obligation of the Company hereunder, upon two (2) years from the date of a Change of Control of the Company.

b. Nothing in this Agreement shall confer upon the Executive any right to continue in the employ of the Company prior to a Change of Control of the Company or shall in any way limit the rights of the Company, which are hereby expressly reserved, to discharge the Executive at any time prior to the date of a Change of Control of the Company for any reason whatsoever, with or without cause; provided, however, that the Company expressly agrees that it shall not discharge the Executive in anticipation of a Change of Control in order to avoid the Company or its successor’s obligations under this Agreement.

12. ASSIGNMENT; SUCCESSORS

a. The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly and unconditionally assume and agree to perform this Agreement.

b. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If the Executive dies while any amounts are still payable hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there is no such designee, to the Executive’s estate.

c. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive except by will or the laws of descent and distribution.

13. NOTICE

For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:

RF Monolithics, Inc.

4441 Sigma Road

Dallas, Texas 75244

If to the Executive:

14. MISCELLANEOUS

a. No provisions of this Agreement may be modified, waived or discharged except in a writing signed and dated by both parties. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

b. This Agreement shall be governed and construed in all respects in accordance with the internal laws of the State of Texas (without giving effect to principles of conflicts of laws). All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.

c. If any provision of this Agreement or portion thereof is determined by a court of competent jurisdiction to be wholly or partially unenforceable for any reason, such provision or portion shall be considered separate from the remainder of this Agreement, which shall remain in full force and effect. In the event that any provision of this Agreement is held to be over broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable to the fullest extent allowable.

d. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

e. Except as otherwise set forth herein, the Original Agreement is hereby superseded in its entirety by this Agreement.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all on the day and year first written above.

EXECUTIVE:	RF MONOLITHICS, INC.:

By:	By:
Printed Name:	Printed Name:

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